UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 13, 2006
Helix Energy Solutions Group, Inc.
(Exact name of registrant as specified in its charter)

Minnesota (State or other jurisdiction of incorporation)	001-32936 (Commission File Number)	95-3409686 (IRS Employer Identification No.)

400 N. Sam Houston Parkway E., Suite 400 Houston, Texas (Address of principal executive offices)		77060 (Zip Code)
281-618-0400
(Registrant’s telephone
number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.
     Effective as of September 18, 2006, the Board of Directors of Helix Energy Solutions Group, Inc. (the “Company”) elected Alisa B. Johnson to the offices of Senior Vice President, General Counsel and Corporate Secretary of the Company and designated Ms. Johnson as an executive officer of the Company for purposes of Section 16 of the Securities Exchange Act of 1934. Pursuant to the terms of a written agreement between the Company and Ms. Johnson, her compensation package consists of a base salary of $240,000 per year with a performance pay opportunity of $80,000 per year based on the achievement of certain mutually agreed non-financial goals and a profit sharing opportunity of $160,000 per year based on the Company achieving its budgeted profit target. In addition, Ms. Johnson shall receive an initial award of restricted stock of $650,000 based on the closing market price on her date of hire (September 18, 2006) which will vest with respect to 20% of the restricted stock initially covered thereby each year for five years.
     In addition, (i) in the event that Ms. Johnson is terminated by the Company without good cause she will be entitled to a severance package equal to the value of one year of salary and (ii) in the event she is terminated by the Company, or if she terminates her employment with the Company for good reason, in each case, within six months of a change of control she will be entitled to a severance payment equal to the value of two times the sum of her annual salary and last bonus and will become vested in any previous restricted stock or stock options awards.
     Further, on or about September 13, 2006, the Company entered into a Termination Agreement dated and effective as of August 31, 2006 (the “Termination Agreement”) with James Lewis Connor, III, former Senior Vice President, General Counsel and Corporate Secretary of the Company, pursuant to which Mr. Connor resigned his employment with the Company and terminated his Amended and Restated Employment Agreement dated May 1, 2002, as amended by that certain First Amendment thereto dated January 1, 2004 (the “Employment Agreement”). In exchange for termination of the Employment Agreement and Mr. Connor making himself reasonably available to the Company to advise on transitional matters for a period not to exceed six months, the Company agreed to pay Mr. Connor a special payment of $685,650, subject to withholding and FICA taxes, as well as to reimburse him for all accrued, but unused vacation time. Further, Mr. Connor and his eligible dependants shall be entitled to continue and participate in the Company’s group medical and life insurance plans at Mr. Connor’s sole cost and expense until the earliest of (i) in the case of medical insurance, Mr. Connor receives coverage under another group medical plan, (ii) in the case of medical coverage, Mr. Connor is entitled to Medicare, (iii) in the case of both medical insurance and life insurance coverage, Mr. Connor turns 65 years of age; and (iv) in the case of medical insurance coverage, December 31, 2008, if the medical insurance would constitute deferred compensation for purposes of Section 409A of the Internal Revenue Code.
Item 1.02    Termination of a Material Definitive Agreement
     Please see the discussion of the Termination Agreement in Item 1.01 above.

Item 7.01    Regulation FD Disclosure.
     Attached as Exhibit 99.1 and incorporated by reference herein is the press release issued by the Company on September 14, 2006 announcing (i) that Well Ops UK Ltd., a wholly owned subsidiary of the Company, has entered into an approximately $250 million contract extension with Shell UK Ltd for the provision of Light Well Intervention services for their North Sea subsea wells and (ii) the approval by the Company’s Board of Directors of the construction of a $160 million multi-service dynamically positioned dive support/well intervention vessel that will be capable of working in the North Sea and West of Shetlands. The Company expects this vessel, equipped with a coil tubing intervention unit, to join its fleet in 2008. This information is not deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 and is not incorporated by reference into any Securities Act registration statements.
Item 9.01    Financial Statements and Exhibits.
(d) Exhibits

Number	Description

99.1	Press Release of Helix Energy Solutions Group, Inc. dated September 14, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: September 18, 2006

HELIX ENERGY SOLUTIONS GROUP, INC.
By:	/s/ LLOYD A. HAJDIK
Lloyd A. Hajdik
Vice President and Chief Accounting Officer

Index to Exhibits

Exhibit No.	Description

99.1	Press Release of Helix Energy Solutions Group, Inc. dated September 14, 2006.